SECURITIES PURCHASE AGREEMENT

                                by and among

                        PROMEDCO MANAGEMENT COMPANY

                       GS CAPITAL PARTNERS III, L.P.

                                    and

              The Parties Listed On The Signature Page Hereto

                              January 13, 2000

                             TABLE OF CONTENTS
                                                                       PAGE

ARTICLE I      DEFINITIONS................................................2
               1.1.  Defined Terms; Interpretations.......................2

ARTICLE II     ISSUANCE AND SALE OF NOTES, GS SHARES AND PREFERRED
               STOCK.....................................................11
               2.1.  Initial Issuance, Purchase and Sale.................11
               2.2.  The Initial Closing.................................12
               2.3.  Initial Closing Deliveries..........................12
               2.4.  Second Issuance, Purchase and Sale..................14
               2.5.  The Second Closing..................................14
               2.6.  Second Closing Deliveries...........................15

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............16
               3.1.  Organization; Subsidiaries..........................16
               3.2.  Due Authorization...................................18
               3.3.  Capitalization......................................18
               3.4.  SEC Reports.........................................19
               3.5.  Financial Statements................................20
               3.6.  Absence of Certain Changes..........................20
               3.7.  Litigation..........................................20
               3.8.  Title to Properties.................................21
               3.9.  Consents; No Violations.............................21
               3.10. Compliance with Laws; Licenses......................22
               3.11. Tax Matters.........................................22
               3.12. Employee Benefit Plans..............................23
               3.13. Intellectual Property...............................24
               3.14. Commitments.........................................24
               3.15. Acquisitions........................................27
               3.16. Brokers or Finders..................................27
               3.17. Proxy Statement.....................................27
               3.18. Insurance...........................................28
               3.19. Holding Company Act and Investment Company Act......28
               3.20. Offering of the Notes, the GS Shares and the
                     Preferred Stock.....................................28
               3.21. Existing Indebtedness; Future Liens.................29
               3.22. Solvency............................................30
               3.23. Section 203 of the DGCL; Takeover Statute...........30
               3.24. Year 2000...........................................30
               3.25. Margin Regulations..................................31
               3.26. Disclosure..........................................31

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF THE INVESTORS...........31
               4.1.  Acquisition for Investment..........................31
               4.2.  Restricted Securities...............................31
               4.3.  Accredited Investor.................................32
               4.4.  Sufficient Funds....................................32

ARTICLE V      COVENANTS.................................................32
               5.1.  Conduct of Business by the Company Pending the
                     Second Closing......................................32
               5.2.  No Solicitation.....................................33
               5.3.  Bank Financing......................................34
               5.4.  Press Releases; Interim Public Filings..............34
               5.5.  HSR Act.............................................35
               5.6.  Proxy Statement; Stockholders Meeting...............35
               5.7.  Consents; Approvals.................................36
               5.8.  Listing.............................................36
               5.9.  Board Representation................................36
               5.10. Certificate of Designation..........................39
               5.11. Cooperation.........................................39
               5.12. Access to Property; Records.........................39
               5.13. Incentive Stock Options.............................39
               5.14. Notice of Breach....................................40
               5.15. Transfer Taxes......................................40
               5.16. Rule 144; Integration...............................40
               5.17. Transfer Restrictions; Resale of Notes..............41
               5.18. Preemptive Rights...................................41
               5.19  Standstill Agreement................................42
               5.20. Actions Requiring Investor Approval.................43
               5.21. Dividends...........................................44
               5.22. Use of Proceeds.....................................44

ARTICLE VI     CONDITIONS................................................45
               6.1.  Conditions to Obligations of the Investors and
                     the Company.........................................45
               6.2.  Conditions to Obligations of the Investors..........45
               6.3.  Conditions to Obligations of the Company............46

ARTICLE VII    TERMINATION...............................................47
               7.1.  Termination.........................................47
               7.2.  Effect of Termination...............................48

ARTICLE VIII    SURVIVAL; CERTAIN REMEDIES...............................48
               8.1.  Survival............................................48
               8.2   Indemnification for the Benefit of the Company......49
               8.3   Indemnification by the Company......................49
               8.4   Materiality.........................................49
               8.5   Indemnification Procedures..........................50
               8.6   Duplication.........................................51

ARTICLE IX     MISCELLANEOUS.............................................52
               9.1.  Fees and Expenses...................................52
               9.2.  Public Announcements................................52
               9.3.  Restrictive Legends.................................52
               9.4.  Further Assurances..................................53
               9.5.  Successors and Assigns..............................53
               9.6.  Entire Agreement....................................53
               9.7.  Notices.............................................53
               9.8.  Amendments..........................................55
               9.9.  Counterparts........................................55
               9.10. Headings............................................55
               9.11. Nouns and Pronouns..................................55
               9.12. GOVERNING LAW.......................................55
               9.13. Submission to Jurisdiction..........................55
               9.14. WAIVER OF JURY TRIAL................................56
               9.15. Severability........................................56

                                   EXHIBITS

      Exhibit 2.3(a)(vi)      Form of Opinion

      Exhibit 2.3(a)(ix)      Form of Amendment No. 1 to Rights Agreement

      Exhibit 2.6(a)(iii)     Form of Second Closing Opinion

      Exhibit 5.10            Form of Certificate of Designation

                       SECURITIES PURCHASE AGREEMENT


          THIS SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of January 13, 2000, by and among PROMEDCO MANAGEMENT COMPANY, a Delaware corporation (the "Company"), GS CAPITAL PARTNERS III, L.P., a Delaware limited partnership ("GSCP"), and certain affiliates of GSCP set forth on the signature page of this Agreement (the "GSCP Affiliates", and collectively with GSCP and including their respective successors and permitted assigns, the "Investors", and each individually, an "Investor").

                           W I T N E S S E T H :

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, simultaneously with the execution and delivery of this Agreement, at the initial closing (the "Initial Closing"), the Company is issuing and selling to the Investors, and the Investors are purchasing from the Company, (i) $16,000,000 in aggregate principal amount of the Company's Senior Subordinated Notes, due January 13, 2005 (the "Notes") and (ii) 1,250,000 shares (the "GS Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), for an aggregate purchase price of $16,000,000 in cash; and

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the second closing (the "Second Closing"), the Company wishes to issue and sell to the Investors, and the Investors wish to purchase from the Company, (i) an aggregate of 390,000 shares of the Company's Series A Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock") for an aggregate purchase price of $39,000,000 in cash, and (ii) an aggregate of 160,000 shares of Preferred Stock for an aggregate purchase price of $16,000,000 payable by delivery to the Company of all outstanding Notes and GS Shares held by the Investors in exchange therefor; and

          WHEREAS, the Investors and the Company desire to provide for the purchase and sale of the Notes, the GS Shares and the Preferred Stock and to establish certain rights and obligations in connection therewith.

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:


                                 ARTICLE I

                                DEFINITIONS

          1.1. Defined Terms; Interpretations. The following terms, as used herein, shall have the following meanings:

          "Additional Financing" shall have the meaning ascribed thereto in
Section 5.3.

          "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          "Agreement" shall have the meaning ascribed thereto in the preamble.

          "Board of Directors" shall mean the Board of Directors of the Company.

          "Capitalized Lease" shall mean, with respect to any Person, any lease or any other Commitment for the use of property which, in accordance with generally accepted accounting principles, should be capitalized on the lessee's or user's balance sheet.

          "Capitalized Lease Obligation" of any Person shall mean and include, as of any date as of which the amount thereof is to be determined, the amount of the Liability capitalized or disclosed (or which should be disclosed under U.S. GAAP) in a balance sheet of such Person as of such date in respect of a Capitalized Lease of such Person.

          "Certificate of Designation" shall have the meaning ascribed thereto in Section 2.6(a)(iii).

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Commitment" and "Commitments" shall have the meaning ascribed thereto in Section 3.14(a).

          "Common Stock" shall have the meaning ascribed thereto in the recitals.

          "Company" shall have the meaning ascribed thereto in the preamble.

          "Company Affiliates" shall have the meaning ascribed thereto in
Section 5.2.

          "Company Indemnified Party" shall have the meaning ascribed thereto in Section 8.2.

          "Compensation and Benefit Plans" shall mean all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other material employee benefit and fringe benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement sponsored, maintained or contributed to by the Company or any of the Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing or pursuant to which the Company, any of the Subsidiaries or any ERISA Affiliate has or may have any liability or obligation, contingent or otherwise.

          "Confidentiality Agreement" shall have the meaning ascribed thereto in Section 5.12.

          "Consents" shall have the meaning ascribed thereto in Section
5.7.

          "Consolidated EBITDA" shall have the meaning ascribed thereto in the Credit Agreement as in effect on the date hereof.

          "Conversion Shares" shall mean the shares of Common Stock issuable upon conversion of the Preferred Stock.

          "Credit Agreement" shall mean the Credit Agreement dated as of December 17, 1998, among the Company, the Lenders referred to therein and Bank of America, N.A. as Agent and Banc of America Securities, LLC, as Arranger, and as amended by the First Amendment to Credit Agreement, dated as of December 31, 1998, the Amended and Restated Credit Agreement and First Amendment to Guarantee and Collateral Agreement, dated as of June 29, 1999, the First Amendment to Amended and Restated Credit Agreement dated as of November 9, 1999 and the Consent and Second Amendment to Amended and Restated Credit Agreement, dated as of November 12, 1999, all as amended, modified, renewed, refunded, restated, replaced or refinanced from time to time.

          "Designated Senior Indebtedness" shall mean the obligations of the Company under the Credit Agreement.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Encumbrances" shall mean any liens, charges, claims, security interests, restrictions, options, proxies, voting trusts or other encumbrances.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean each business or entity which is a member of a "controlled group of corporations," under "common control" or a member of an "affiliated service group" with the Company or any of its Subsidiaries within the meaning of Articles 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Article 414(o) of the Code, or is under "common control" with the Company, within the meaning of
Article 4001(a)(14) of ERISA, and the regulations promulgated and proposed thereunder.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Exchange Act shall include reference to the comparable section, if any, of any such successor federal statute.

          "Exchange and Registration Rights Agreement" shall have the meaning ascribed thereto in the Notes.

          "Fried Frank Offices" shall have the meaning ascribed thereto in
Section 2.2.

          "GAAP" shall have the meaning ascribed thereto in Section 3.5.

          "Governmental Entity" shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

          "Grandfathered Amount" shall have the meaning ascribed thereto in the Shareholder Rights Plan.

          "GS Shares" shall have the meaning ascribed thereto in the recitals.

          "GSCP" shall have the meaning ascribed thereto in the preamble.

          "GSCP Affiliates" shall have the meaning ascribed thereto in the preamble.

          "Guarantee" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of any Person guaranteeing, or in effect guaranteeing, any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, or (y) to maintain working capital or other balance sheet condition, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of any computations made under this Agreement, a Guarantee in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the outstanding amount of the Indebtedness for borrowed money which has been guaranteed, and a Guarantee in respect of any other Liability shall be deemed to be Indebtedness equal to the maximum aggregate amount of such Liability.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "Indebtedness" shall mean, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of business and paid in a manner consistent with industry practice), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed, (vi) all Capitalized Lease Obligations of such Person, (vii) all Guarantees of such Person, (viii) all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of such Person, (ix) all obligations arising out of foreign exchange contracts, and
(x) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

          "Indemnification Claim Notice" shall have the meaning ascribed thereto in Section 8.5(a).

          "Indemnified Party" shall have the meaning ascribed thereto in
Section 8.5(a).

          "Indemnifying Party" shall have the meaning ascribe thereto in
Section 8.5(a).

          "Initial Closing" shall have the meaning ascribed thereto in the recitals.

          "Initial Closing Payment" shall be an amount in cash equal to $480,000 payable to the Investors at the Initial Closing as provided in
Section 2.1.

          "Initial Closing Purchase Price" shall have the meaning ascribed thereto in Section 2.1.

          The "Initial Noteholder Designee" shall be Mr. Sanjeev Mehra.

          "Intellectual Property" shall mean (i) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, formulas, compositions, manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all management information systems, (viii) all other proprietary rights, (ix) all copies and tangible embodiments thereof (in whatever form or medium) and (x) all licenses and agreements in connection therewith.

          "Investor" and "Investors" shall have the meaning ascribed thereto in the preamble.

          "Investor Designees" shall have the meaning ascribed thereto in
Section 5.9(b).

          "Investor Expenses" shall have the meaning ascribed thereto in
Section 9.1.

          "Investor Indemnified Party" shall have the meaning ascribed thereto in Section 8.3.

          "IRS" shall mean the Internal Revenue Service.

          "Knowledge", with respect to the Company, shall mean the knowledge of each member of the board of directors of the Company and each of the material Subsidiaries and each executive officer of the Company and each of the material Subsidiaries, and the knowledge that any of the foregoing individuals would have after due and reasonable inquiry and investigation.

          "Laws" shall mean any law, statute, rule, regulation, order or other restriction of any court or Governmental Entity applicable to the businesses conducted by the Company and the Subsidiaries.

          "Leased Real Property" shall mean the real property leased or subleased by the Company or any Subsidiary, together with, to the extent leased or subleased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

          "Liability" shall mean any debt, liability or obligation, whether known or unknown, asserted or unasserted, accrued, absolute, contingent or otherwise, whether due or to become due.

          "Licenses" shall mean any licenses, franchise permits, accreditations, consents, registrations, certificates, and other governmental or regulatory permits, accreditations, authorizations or approvals required for the operation of the businesses of the Company and the Subsidiaries as presently conducted and for the ownership, lease or operation of the Company's and the Subsidiaries' properties.

          "Litigation" shall mean any claim, demand, action, suit, proceeding, arbitration, investigation, civil, criminal or administrative action, inquiry or hearing by or before any Governmental Entity or private arbitration tribunal.

          "Lock-up Agreements" shall mean the letters, date as of the date hereof, from certain stockholders of the Company to the Investors.

          "Losses" shall mean each and all of the following items: claims, losses, (including, without limitation, losses of earnings) Liabilities, obligations, payments, damages (actual, punitive or consequential), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest that may be imposed in connection therewith, costs and expenses of investigation, suits, proceedings, demands, assessments and fees, expenses and disbursements of counsel, consultants and other experts).

          "Market Value" shall mean the closing price of the Common Stock on NASDAQ or such other exchange upon which the Common Stock might later be traded, on the date specified.

          "Material Adverse Effect" shall mean a material adverse effect on the properties, business, operations, results of operations, earnings, prospects, assets, Liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

          "Multi-Employer Plan" shall have the meaning ascribed thereto in
Section 3.12(c).

          "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotation National Market System.

          "1998 Balance Sheet" shall have the meaning ascribed thereto in
Section 3.5.

          "Notes" shall have the meaning ascribed thereto in the recitals.

          "Noteholder Designees" shall have the meaning ascribed thereto in
Section 5.9(a).

          "Owned Real Property" shall mean the real property owned by the Company or any Subsidiary, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

          "Permitted Encumbrances" shall have the meaning ascribed thereto in Section 3.8(b).

          "Person" shall mean any individual, firm, corporation, limited liability company, partnership, company or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Preferred Designees" shall have the meaning ascribed thereto in
Section 5.9(b).

          "Preferred Stock" shall have the meaning ascribed thereto in the recitals.

          "Preferred Stock Registration Rights Agreement" shall have the meaning ascribed thereto in Section 2.6(a)(ii).

          "Proposed Securities" shall have the meaning ascribed thereto in
Section 5.18.

          "Proxy Statement" shall have the meaning ascribed thereto in
Section 3.17.

          "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of the date hereof, among the Company and the Investors.

          "Representatives" shall have the meaning ascribed thereto in
Section 5.9(g).

          "Required Lenders" shall have the meaning ascribed to such term in the Credit Agreement.

          "Restricted Cash" shall have the meaning ascribed thereto in the Credit Agreement as in effect on the date hereof.

          "Return" shall mean any report, return, statement, estimate, declaration, notice, form or other information required to be supplied to a taxing authority in connection with Taxes.

          "SEC" shall mean the Securities and Exchange Commission.

          "Second Closing" shall have the meaning ascribed thereto in the recitals.

          "Second Closing Date" shall have the meaning ascribed thereto in
Section 2.5.

          "Second Closing Cash Purchase Price" shall have the meaning ascribed thereto in Section 2.4.

          "Second Closing Payment" shall be an amount in cash equal to $1,170,000 payable to the Investors at the Second Closing as provided in
Section 2.4.

          "Second Closing Termination Date" shall have the meaning ascribed thereto in Section 7.1.

          "SEC Reports" shall have the meaning ascribed thereto in Section
3.4.

          "Second Purchase" shall have the meaning ascribed thereto in
Section 2.4.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

          "Senior Indebtedness" shall have the meaning ascribed thereto in the Notes.

          "Shareholder Rights Plan" shall mean the Agreement, dated as of February 18, 1997, between the Company and Harris Trust Company, as Rights Agent.

          "Significant Subsidiaries" shall mean any direct or indirect subsidiary of the Company which would constitute a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X (or any successor thereto).

          "Standstill Period" shall mean the period from the date hereof until the later of (i) the third anniversary of the date hereof and (ii) the date on which the Investors and Affiliates controlled by the Investors beneficially own, in the aggregate, a number of shares of Common Stock constituting less than 10.0% of the shares of Common Stock (assuming conversion at such time of the Preferred Stock held by the Investors and their Affiliates) beneficially owned by them immediately after the Second Closing (as such number may be adjusted from time to time for stock splits, reverse stock splits, dividends paid in Common Stock, reclassifications of the Common Stock, and other similar events).

          "Stockholders Meeting" shall have the meaning ascribed thereto in
Section 3.17.

          "Subsidiary" or "Subsidiaries" shall mean any corporation, limited liability company, partnership, business association or other Person with respect to which the Company has, directly or indirectly, ownership of or rights with respect to securities or other interests having the power to elect a majority of such Person's board of directors or analogous or similar governing body, or otherwise having the power to direct the management, business or policies of that corporation, limited liability company, partnership, business association or other Person.

          "Tax" and "Taxes" shall means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and includes, without limitation, any liability for Taxes of another person, as a transferee or successor, under Treas. Reg. ss. 1.1502-6 or analogous provision of Law or otherwise.

          "Tax Return" shall mean any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          "Terminating Breach" shall have the meaning ascribed thereto in
Section 7.1(d).

          "TIA" shall mean the Trust Indenture Act of 1939.

          "Total Debt" shall have the meaning ascribed thereto in the Credit Agreement as in effect on the date hereof.

          "Transaction Documents" shall mean this Agreement, the Notes, the Voting Agreements, the Lock-up Agreements, the Certificate of Designation, the Registration Rights Agreement and all other contracts, agreements, schedules, certificates and other documents being delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby or thereby.

          "Transfer" shall have the meaning ascribed thereto in Section
5.17.

          "Voting Agreements" shall mean the Voting Agreements, date as of the date hereof, between the Investors and certain stockholders of the Company.




                                 ARTICLE II

         ISSUANCE AND SALE OF NOTES, GS SHARES AND PREFERRED STOCK

          2.1. Initial Issuance, Purchase and Sale. Simultaneously with the execution and delivery of this Agreement, at the Initial Closing, the Company is issuing and selling to each Investor, and each Investor is purchasing from the Company, the aggregate principal amount of Notes and the number of GS Shares set forth opposite such Investor's name on the signature page hereto, for an aggregate purchase price of $16,000,000 in cash, less the Initial Closing Payment (the "Initial Closing Purchase Price"). The Company and the Investors agree that for U.S. federal, state and local income Tax purposes, the portion of the Initial Closing Purchase Price allocable to the Notes shall be $13,484,375 and the portion of the Initial Closing Purchase Price allocable to the GS Shares shall be $2,515,625. The Company and the Investors agree that they shall not take any position inconsistent with any such allocation.

          2.2. The Initial Closing. The Initial Closing is taking place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004 (the "Fried Frank Offices") simultaneously with the execution and delivery of this Agreement.

          2.3. Initial Closing Deliveries. (a) Simultaneously with the execution and delivery of this Agreement, at the Initial Closing, the Company is delivering or causing to be delivered to the Investors the following:

               (i) duly executed Notes in the principal amounts set forth opposite such Investor's name on the signature page hereto;

               (ii) certificates representing the number of GS Shares in the amounts set forth opposite such Investor's name on the signature page hereto;

               (iii) a duly executed copy of the Registration Rights
     Agreement;

               (iv) duly executed copies of the Voting Agreements;

               (v) duly executed copies of the Lock-up Agreements;

               (vi) an opinion of the Company's counsel, dated as of the date hereof, addressed to the Investors in the form of Exhibit 2.3(a)(vi), which opinion shall be reasonably satisfactory to the Investors;

               (vii) good standing certificates for the Company and each of its Significant Subsidiaries, dated no earlier than five days prior to the date hereof, from the jurisdiction in which each is incorporated;

               (viii) a copy of the resolutions of the Board of Directors
     (A) duly authorizing the execution and delivery of each of the Transaction Documents and the performance of the transactions contemplated thereby, and (B) approving the Investors becoming "interested stockholders" under Section 203 of the DGCL, which resolutions shall be certified as true, correct and effective as of the date hereof by the Secretary or Assistant Secretary of the Company and which shall be satisfactory to the Investors;

               (ix) evidence, satisfactory to the Investors, that Amendment No. 1 to the Rights Agreement, in the form attached hereto as Exhibit 2.3(a)(ix), has been duly executed;

               (x) evidence, satisfactory to the Investors, that the Initial Noteholder Designee shall be duly appointed to serve as a member of "Class II" of the Board of Directors and the Executive Committee of the Board of Directors and that the Board of Directors shall consist of eight directors in each case effective as of January 20, 2000;

               (xi) evidence, satisfactory to the Investors, that the transactions contemplated hereby will not constitute a "Change in Control" of the Company under any Commitment to which an officer is a party or under any of the Compensation and Benefit Plans;

               (xii) copies of all third-party consents required to be obtained by the Company prior to the Initial Closing as set forth on
     Schedule 3.9(b), including, without limitation, the consent of the Required Lenders under the Credit Agreement, which consents shall be reasonably satisfactory to the Investors;

               (xiii) an Officers' Certificate, dated as of the date hereof, certifying that each of the representations and warranties of the Company contained in this Agreement are true and correct as of the date hereof (disregarding for this purpose all references in such representations and warranties to any materiality, Material Adverse Effect, Knowledge or similar qualifications) (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date), except for failures to be true and correct which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; and

               (xiv) such other instruments and documents as the Investors reasonably request.

          (b) Simultaneously with the execution and delivery of this Agreement, at the Initial Closing, the Investors are delivering to the Company the following:

               (i) the Initial Closing Purchase Price, which shall be paid by wire transfer of immediately available funds to an account designated at least three business days prior to the date hereof by the Company;

               (ii) a duly executed copy of the Registration Rights
     Agreement; and

               (iii) an Officers' Certificate, dated as of the date hereof, certifying that each of the representations and warranties of the Investors contained in this Agreement are true and correct (disregarding for this purpose all references in such representations and warranties to any materiality, material adverse effect, knowledge or similar qualifications) as of the date hereof (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date), except for failures to be true and correct which individually or in the aggregate would not reasonably be expected to have a material adverse effect on the ability of the Investors to fulfill its obligations hereunder.

          2.4. Second Issuance, Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Second Closing, the Company shall issue and sell to each Investor, and each Investor shall purchase from the Company, the number of shares of Preferred Stock set forth opposite such Investor's name on the signature page hereto (i) for an aggregate cash purchase price equal to $39,000,000, minus (x) the Second Closing Payment and (y) any accrued and unpaid interest on the Notes through and including the Second Closing Date (the "Second Closing Cash Purchase Price"), and (ii) in exchange for all of the Notes and GS Shares issued to such Investor at the Initial Closing (the transactions to occur at the Second Closing, the "Second Purchase"); provided, that the Investors shall have the right to reallocate among the Investors the Preferred Stock to be purchased by each Investor by delivering written notice of such reallocation to the Company not less than three days prior to the Second Closing so long as such reallocation does not change the total number of Preferred Stock being acquired hereunder or the Second Closing Purchase Price.

          2.5. The Second Closing. The parties agree that the Second Closing shall take place at the Fried Frank Offices on the date of the Stockholders Meeting in accordance with the provisions of Section 5.6.

          2.6. Second Closing Deliveries. (a) At the Second Closing, the Company shall deliver to the Investors the following:

               (i) certificates representing the shares of Preferred Stock in the amounts set forth opposite such Investor's name on the signature page hereto;

               (ii) a copy of the Certificate of Designation of the Preferred Stock (the "Certificate of Designation"), as filed with the Secretary of State of the State of Delaware;

               (iii) an opinion of the Company's counsel, dated as of the Second Closing Date, addressed to the Investors in the form of Exhibit 2.6(a)(iii), which opinion shall be satisfactory to the Investors;

               (iv) a copy of the resolutions adopted by the Company's stockholders at the Stockholders Meeting, which resolutions shall be satisfactory to the Investors;

               (v) evidence, satisfactory to the Investors, that the Preferred Designees have been appointed to the Board of Directors and that the Board of Directors consists of ten directors effective as of the Second Closing;

               (vi) evidence, satisfactory to the Investors, that the Conversion Shares have been reserved for issuance and delivery upon conversion of the Preferred Stock;

               (vii) copies of all third-party consents required to be obtained by the Company prior to the Second Closing as set forth on
     Schedule 6.2(h), which consents shall be satisfactory to the Investors;

               (viii) an Officers' Certificate, dated as of the Second Closing Date, certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied; and

               (ix) such other instruments and documents as the Investors reasonably request.

          (b) At the Second Closing, the Investors shall deliver to the Company the following:

               (i) the Second Closing Cash Purchase Price, which shall be paid by wire transfer of immediately available funds to an account designated at least three business days prior to the Second Closing Date by the Company;

               (ii) the Notes and the GS Shares purchased by the Investors at the Initial Closing; and

               (iii) an Officers' Certificate, dated as of the Second Closing Date, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.


                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to each Investor, as of the date hereof and as of the Second Closing Date (to the extent the Second Closing is consummated), as follows:

          3.1. Organization; Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified and licensed as a foreign corporation to do business, and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except where the failure to so qualify or be licensed could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The minute books (containing the records of meetings of stockholders, the Board of Directors, and any committees of the Board of Directors), stock record books and certificate books of the Company contain complete and correct records in all material respects of all corporate actions taken at any such meetings and other corporate governance matters, the stock ownership of the Company and the transfer of the shares of its capital stock since the date of inception of the Company. Complete and correct copies of all of the foregoing have previously been made available to the Investors.

          (b) Schedule 3.1(b) sets forth a complete and correct list of each of the Subsidiaries. Except as set forth on Schedule 3.1(b), the Company owns, either directly or indirectly through one or more Subsidiaries, all of the capital stock or other equity interests of the Subsidiaries free and clear of all Encumbrances, other than transfer restrictions imposed by applicable federal and state securities Laws. All of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries held directly or indirectly by the Company have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock or other equity interests of any of the Subsidiaries are entitled to preemptive rights. Except as set forth on Schedule 3.1(b) or as disclosed in the SEC Reports, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock or other equity interests of any of the Subsidiaries, or any Commitments of any character whatsoever relating to issued or unissued capital stock or other equity interests of any of the Subsidiaries or pursuant to which the Company or any of the Subsidiaries is or may become bound to issue or grant additional shares of its capital stock or other equity interests or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except as set forth on Schedule 3.1(b) or as disclosed in the SEC Reports, there are no voting trusts, stockholders agreements, proxies or other Commitments or understandings to which any of the Subsidiaries is a party with respect to the voting or transfer of any capital stock or other equity interest of any of the Subsidiaries. Except as set forth on Schedule 3.1(b), the Company does not own, directly or indirectly, any interest in any corporation, limited liability company, partnership, business association or other Person.

          (c) Each of the Subsidiaries is a corporation, limited liability company, partnership, business association or other Person duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as it is now being conducted. Except as set forth on Schedule 3.1(c), each of the Subsidiaries is duly qualified and licensed to do business, and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its assets owned or held under lease or the nature of the business conducted by it makes such qualification necessary except where the failures of all of such Subsidiaries to so qualify or be licensed could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The minute books or other records (containing the records of meetings of stockholders or other holders of other equity interests, the board of directors or other similar governing body, and any committees thereof), the stock ownership or analogous records and the certificate books of each of the Subsidiaries contain complete and correct records in all material respects of substantially all actions taken at any such meetings and other governance matters, the stock or other equity ownership of each of the Subsidiaries and the transfer of the shares of its capital stock or other equity interest since the date of inception of the applicable Subsidiary. Complete and correct copies of all of the foregoing have previously been made available to the Investors.

          3.2. Due Authorization. The Company has all right, corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which it is a party, the issuance and sale of the Notes, the GS Shares and the Preferred Stock by the Company and the compliance by the Company with each of the provisions of this Agreement and each of the other Transaction Documents to which it is a party (including the reservation and issuance of the Conversion Shares and the consummation by the Company of the transactions contemplated hereby and thereby) (a) are within the corporate power and authority of the Company and (b) have been duly authorized by all requisite corporate proceedings on the part of the Company, except for the approval by the stockholders of the Company referenced in Section 5.6. The Board of Directors has determined that it is advisable and in the best interest of the Company's stockholders for the Company to consummate the issuance and sale of the Notes, the GS Shares and the Preferred Stock upon the terms and subject to the conditions set forth in this Agreement, and has unanimously recommended that the Company's stockholders approve the transactions referenced in Section 5.6. As of the date hereof, the Board of Directors consist of seven directors and the Initial Noteholder Designee shall be duly appointed to serve as a member of the Board of Directors and the Executive Committee of the Board of Directors as of January 20, 2000. This Agreement has been, and each of the other Transaction Documents to which the Company is a party when executed and delivered by the Company will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by the Company will constitute, a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability against the Company may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to the rights of creditors generally. The GS Shares have been duly and validly issued and are outstanding, fully paid and nonassessable. The Conversion Shares at the Second Closing will be validly reserved for issuance, and upon issuance in accordance with the Certificate of Designation will be duly and validly issued and outstanding, fully paid and nonassessable.

          3.3. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, of which 21,732,423 shares are issued and outstanding and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Other than the shares of Preferred Stock to be issued to the Investors at the Second Closing, no shares of capital stock of the Company are entitled to preemptive rights. Except as set forth on Schedule 3.3, as disclosed in the SEC Reports or as contemplated by this Agreement or the other Transaction Documents, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock of the Company, or any Commitments of any character whatsoever relating to issued or unissued capital stock of the Company or pursuant to which the Company or any of the Subsidiaries is or may become bound to issue or grant additional shares of its capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except as set forth on Schedule 3.3, as disclosed in the SEC Reports or as contemplated by this Agreement or the other Transaction Documents, (i) the Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person or entity and (ii) there are no voting trusts, stockholders agreements, proxies or other Commitments or understandings in effect to which the Company is a party or of which it has Knowledge with respect to the voting or transfer of any of the shares of Common Stock. Except as set forth on Schedule 3.3, to the extent that any options, warrants or any of the other rights described above are outstanding, neither the issuance and sale of the Notes, the GS Shares or the Preferred Stock nor the issuance of any Conversion Shares will result in an adjustment of the exercise or conversion price or number of shares issuable upon the exercise or conversion of any such options, warrants or other rights.

          3.4. SEC Reports. The Company has timely filed all proxy statements, reports and other documents required to be filed by it with the SEC under the Exchange Act from and after January 1, 1997, and the Company has made available to each of the Investors complete and correct copies of all annual reports, quarterly reports, proxy statements and other reports filed by the Company with the SEC under the Exchange Act from and after such date (collectively, the "SEC Reports"). Each SEC Report was on the date of its filing in compliance in all material respects with the requirements of its respective report form and did not on the date of filing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading, and as of the date hereof there is no fact or facts not disclosed in the SEC Reports that relate specifically to the Company or any of the Subsidiaries and which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Complete and correct copies of all material correspondence between the Company or any of the Subsidiaries, on the one hand, and the SEC, on the other hand, have previously been made available to the Investors.

          3.5. Financial Statements. The consolidated financial statements (including any related schedules and/or notes) included in the SEC Reports have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently followed throughout the periods involved, except as may be noted therein, and fairly present in all material respects the consolidated financial condition, results of operations and changes in stockholders' equity of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods then ended (in each case subject, as to interim statements, to changes resulting from year-end adjustments). Neither the Company nor any of the Subsidiaries has any Liability, except (i) liabilities and obligations in the respective amounts reflected or reserved against in the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1998 (the "1998 Balance Sheet"), or (ii) liabilities and obligations incurred in the ordinary course of business since December 31, 1998 which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          3.6. Absence of Certain Changes. Except as set forth on Schedule 3.6, as disclosed in the SEC Reports or as contemplated by this Agreement or the other Transaction Documents, since December 31, 1998: (i) the business of the Company and the Subsidiaries taken as a whole has been conducted in the ordinary course of business consistent with past practice,
(ii) the Company and each of the Subsidiaries have not (a) suffered any change, event or development or series of changes, events or developments which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) suffered any damage, destruction or casualty loss to its physical properties (whether or not covered by insurance) which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (c) been the subject of any Litigation or threatened or commenced investigation by a Governmental Entity, and (iii) there has not been any transaction, act, development, circumstance or event that if it had occurred on or after the date hereof without the prior consent of the Investors would constitute a breach of
Section 5.1.

          3.7. Litigation. (a) Except as set forth on Schedule 3.7(a) or as disclosed in the SEC Reports, there is no Litigation pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries or involving any of their respective properties or assets by or before any court, arbitrator or other Governmental Entity, which, if determined adversely to the Company, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) Neither the Company nor any of the Subsidiaries is in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity, and neither the Company nor any of the Subsidiaries is a party or subject to any order, judgment or decree of any court, arbitrator or other Governmental Entity.

          3.8. Title to Properties. (a) The Company and each of the Subsidiaries have good and valid title to, or, in the case of property leased by them, a valid and subsisting leasehold interest in, their respective properties and assets, free of all Encumbrances except for Permitted Encumbrances.

          (b) Schedule 3.8(b) sets forth a complete and correct list of all Owned Real Property. With respect to the Owned Real Property, the Company or a Subsidiary has good and marketable title in fee simple to the Owned Real Property, free and clear of all Encumbrances except for (A) Encumbrances set forth on Schedule 3.8(b), (B) liens for taxes not yet due and payable, and (C) Encumbrances that are not individually or in the aggregate material (the Encumbrances described in clauses (A), (B) and (C) collectively, "Permitted Encumbrances").

          (c) Schedule 3.8(c) sets forth a complete and correct list of all Leased Real Property. With respect to the Leased Real Property, the Company or a Subsidiary has good and valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances except for Permitted
Encumbrances.

          3.9. Consents; No Violations. (a) Except as set forth on Schedule 3.9(a), neither the execution, delivery or performance by the Company of this Agreement or any of the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or by-laws or other organizational documents of the Company or any of the Subsidiaries; (ii) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (A) any Law or (B) any Commitment to which the Company or any of the Subsidiaries is a party or pursuant to which any of them or any of their assets or properties is subject, except, with respect to the matters set forth in this clause (ii), for breaches, violations, defaults, Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement or any other Transaction Document to which it is a party; (C) constitute a "Change in Control" of the Company under any Commitment to which an officer is a party or under any of the Compensation and Benefit Plans; or (D) except for any required filing under the HSR Act, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries is a party to any agreement or bound by the terms of any instrument or security which would prevent the Company from paying cash dividends on the Preferred Stock on a current basis.

          (b) The Company has received all consents required to be obtained prior to or at the Initial Closing as set forth on Schedule 3.9(b), including, without limitation, the consent of the Required Lenders under the Credit Agreement to the transactions contemplated hereby and by the other Transaction Documents.

          3.10. Compliance with Laws; Licenses. Except as set forth on
Schedule 3.10 or as disclosed in the SEC Reports, the Company and each of the Subsidiaries are in compliance in all material respects with all Laws, and since January 1, 1997, neither the Company nor any of the Subsidiaries has received any notice of any alleged violation of Law applicable to it. Except as set forth on Schedule 3.10, the Company and each of the Subsidiaries have all Licenses, and all of such Licenses are valid and in full force and effect, and the Company and each of the Subsidiaries have duly performed and are in compliance in all material respects with all of their obligations under such Licenses. No event has occurred with respect to any of such Licenses that allows, or after notice or lapse of time or both would allow, the suspension, limitation, revocation, non-renewal or termination thereof or would result in any other material impairment of the rights of the holder thereof in and under any of such Licenses, and no terminations thereof or proceedings to suspend, limit, revoke or terminate any License have been threatened.

          3.11. Tax Matters. The Company and each of the Subsidiaries have
(i) filed all federal, state, local and foreign Tax Returns required to be filed by them (taking into account extensions), (ii) paid all Taxes shown to be due on such Returns and paid or accrued on the 1998 Balance Sheet all Taxes which are otherwise due and payable and (iii) paid or accrued on the 1998 Balance Sheet all Taxes for which a notice of assessment or collection has been received, except in the case of clauses (i), (ii) or (iii) for any such filings, payments or accruals which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the IRS nor any other taxing authority has asserted any claim for Taxes, nor to the Knowledge of the Company, is threatening to assert any claims for Taxes, against the Company or any of the Subsidiaries which claims, if determined adversely to the Company or any of the Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of the Subsidiaries have withheld or collected and paid over to the appropriate Governmental Entities (or are properly holding for such payment) all Taxes required by Law to be withheld or collected, except for amounts which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no liens for Taxes upon the assets of the Company or any of the Subsidiaries (other than liens for Taxes that are not yet due), except for liens which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries (i) has any Liability under Treasury Regulation Section 1.1502-6 or analogous state, local, or foreign law provision, except to the extent any such Liabilities could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) is a party to a Tax sharing or Tax indemnity agreement or any other Commitment of a similar nature with any entity other than the Company or any of the Subsidiaries that remains in effect and under which the Company or any of the Subsidiaries could have any material Liability for Taxes. No claim has been made by a taxing authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or any of the Subsidiaries is or may be subject to taxation by that jurisdiction where such claim, if determined adversely to the Company or any of the Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries is the subject of any currently ongoing audit or examination with respect to a material amount of Taxes, nor, to the Knowledge of the Company, has any such audit been threatened or proposed, by any taxing authority.

          3.12. Employee Benefit Plans. (a) Schedule 3.12 sets forth a complete and correct list of (i) each material Compensation and Benefit Plan, and (ii) each Compensation and Benefit Plan (whether or not material) which contains a "change of control" or similar provision. The Company has heretofore delivered or made available to the Investors complete and correct copies of all such Compensation and Benefit Plans and any amendments thereto (or if a Compensation and Benefit Plan is not in written form, a written description thereof), any related trust or other funding agreement or vehicle, the most recent reports or summaries required under ERISA or the Code and, with respect to each Compensation and Benefit Plan intended to qualify under Article 401 of the Code, the most recent determination letter received from the IRS.

          (b) The Company, each of the Subsidiaries and each ERISA Affiliate have performed in all material respects all obligations required to be performed by them under each Compensation and Benefit Plan and none of the Company, any of the Subsidiaries or any ERISA Affiliate is in material default under or in material violation of any Compensation and Benefit Plan. Each Compensation and Benefit Plan has been established, operated, maintained and administered, as the case may be, substantially in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code.

          (c) Except as set forth on Schedule 3.12, at no time has the Company, any of the Subsidiaries or any ERISA Affiliate contributed to or been required to contribute to, or incurred any withdrawal liability (within the meaning of Article 4201 of ERISA) to, any Compensation and Benefit Plan that is a "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA (a "Multi-Employer Plan").

          (d) None of the Company, any of the Subsidiaries or any ERISA Affiliate (i) presently sponsors, maintains or contributes to, (ii) is required to sponsor, maintain or contribute to or (iii) has ever sponsored, maintained, contributed to or been required to contribute to, any Compensation and Benefit Plan (other than a Multi-Employer Plan) that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is subject to Title IV of ERISA.

          3.13. Intellectual Property. Schedule 3.13 sets forth a complete and correct list of each item of Intellectual Property owned or used by the Company or any of the Subsidiaries. Except as disclosed on Schedule 3.13,
(i) the Company or a Subsidiary owns or has the right to use pursuant to a valid license, sub-license or other agreement all of the Intellectual Property used by it, except where the absence of any thereof could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) neither the Company nor any of the Subsidiaries has interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties, except for interferences, infringements and misappropriations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of the Subsidiaries has received any written claim, demand or notice alleging any such interference, infringement or misappropriation. To the Knowledge of the Company, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of the Company or any of the Subsidiaries, except for interferences, infringements and misappropriations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          3.14. Commitments.
                -----------

               (a) Schedule 3.14 sets forth (or cross-references to another schedule hereto that sets forth) a complete and correct list of all contracts or agreements (whether written or oral), including any amendments thereto, (x) to which the Company or any of the Subsidiaries is a party or
(y) by or to which the Company or any of the Subsidiaries or any of their properties may be bound or subject (whether or not listed or required to be listed on Schedule 3.14, individually a "Commitment" and collectively, the "Commitments") of the following types:

                    (i) Commitments for the sale of any tangible or intangible properties or assets other than in the ordinary course of business, or for the grant of any option or preferential rights to purchase any such properties or assets, in each case providing for aggregate payments in excess of $100,000;

                    (ii) Commitments for the construction, modification or repair of any building, structure or facility or for the incurrence of any capital expenditures or for the acquisition of fixed assets, in each case providing for aggregate payments in excess of $100,000;

                    (iii) Commitments relating to the acquisition or disposition by the Company or any of the Subsidiaries of any business or the capital stock of any other Person that have not been consummated or that have been consummated but contain representations, covenants, guaranties, indemnities or other obligations that remain in effect;

                    (iv) Commitments relating to any Litigation;

                    (v) Commitments relating to the lending or borrowing of money, including loan agreements, performance bonds, letters of credit, bankers acceptances and similar instruments or arrangements;


                    (vi) Commitments containing covenants of the Company or any of the Subsidiaries or any successor thereto not to compete, not to engage in any line of business or conduct business in any geographical area or with any Person, or not to disclose certain information;

                    (vii) Commitments pursuant to which the Company or any of the Subsidiaries (x) leases, subleases, licenses or otherwise has the right to use any real or personal property, whether tangible or intangible, including leases and subleases of the Leased Real Property, or (y) is the lessor of any real or personal property, in each case providing for aggregate payments in excess of $100,000;

                    (viii) Commitments in respect of Licenses and Commitments relating to Intellectual Property;

                    (ix) Commitments in respect of any joint venture, partnership or other similar arrangement (including, without limitation, any joint development agreement);

                    (x) Commitments with any Governmental Entity, including, without limitation, the United States Department of Health and Human Services;

                    (xi) Commitments relating to Indebtedness not included under clause (v), including Commitments relating to outstanding letters of credit or performance bonds or creating any Liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, except as endorser or maker of checks or letters of credit endorsed or made in the ordinary course of business;

                    (xii) any Commitment that is material to the Company or any of the Subsidiaries regardless of the size of any payment thereunder and regardless of whether it would otherwise not be required to be listed on Schedule 3.14 because of the exclusions set forth in any of clauses (i) through (xi) of this Section 3.14(a); and

                    (xiii) Commitments currently in negotiation by the Company or any of the Subsidiaries of a type that if entered into would be required to be listed on Schedule 3.14 or to be disclosed on any other schedule hereto.

               (b) Complete and correct copies (or, if oral, full written descriptions) of all Commitments required to be listed on Schedule 3.14, including all amendments thereto, and complete and correct copies of all standard form Commitments used in the conduct of the business, have been made available to the Investors. Except as set forth on Schedule 3.14, all of the Commitments are valid, binding, in full force and effect and enforceable in accordance with their respective terms by the Company or a Subsidiary (as the case may be) against the respective counterparties to such Commitments except where the failure to be valid, binding or in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.14, (i) there is no breach, violation or default and no event that, with or without notice or the passage of time or both, would constitute a breach, violation or default, or give rise to any Encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration under, any Commitment, except for breaches, violations, defaults, Encumbrances or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) neither the Company nor any of the Subsidiaries or, to the Company's Knowledge, any other party to any of the Commitments is in arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Commitments except where any such failure could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and no waiver or indulgence thereunder has been granted by any of the parties thereto. Schedule 3.14 sets forth a complete and correct list of each Commitment that contains a provision requiring the other party thereto to consent to the transactions contemplated hereby in order for such Commitment to remain in full force and effect following each Closing in accordance with its current terms.

          3.15. Acquisitions. Schedule 3.15 sets forth a complete and correct list of all acquisitions (by purchase of assets, purchase of stock, merger or otherwise) of any Person or any businesses, business lines or material assets pending or consummated or agreed to be consummated by the Company or any of the Subsidiaries since January 1, 1997 or earlier to the extent that the Company or any of the Subsidiaries has continuing Liabilities with respect to any acquisition. All continuing material Liabilities of the Company or any of the Subsidiaries in connection with any acquisition (including, without limitation, arising out of indemnification, the granting of registration rights or the terms of any earn-out or make-whole provisions) are summarized on Schedule 3.15. In connection with any acquisition consummated by the Company or any of the Subsidiaries in which part or all of the consideration consisted of shares of capital stock or any other securities (including, without limitation, capital stock of the Company), such shares of capital stock or other securities were issued in compliance with the registration requirements of all applicable federal and state securities laws.

          3.16. Brokers or Finders. No agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents based on arrangements made by or on behalf of the Company or any of the Subsidiaries.

          3.17. Proxy Statement. Any proxy statement to be sent to the stockholders of the Company in connection with a meeting of the stockholders of the Company in connection with the transactions contemplated by this Agreement and the other Transaction Documents (the "Stockholders Meeting"; such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement") will comply as to form in all material respects with Article 14(a) of the Exchange Act and the rules promulgated thereunder, and it shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact, or, in light of the circumstances under which made, omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. If at any time prior to the Second Closing any event relating to the Company or any of the Subsidiaries or any of their respective Affiliates, officers or directors should be discovered by the Company that is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform the Investors thereof.

          3.18. Insurance. Schedule 3.18 sets forth a complete and correct list of all insurance coverage carried by the Company and each of the Subsidiaries, including for each policy the type and scope of coverage, the carrier and the amount of coverage. The Company maintains a directors' and officers' insurance policy with National Union Fire Insurance Company of Pittsburgh, PA, a complete and correct copy of which has previously been delivered to the Investors.

          3.19. Holding Company Act and Investment Company Act. Neither the Company nor any of the Subsidiaries is: (i) a "public utility company" or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," or an "affiliate" of such a "subsidiary company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) a "public utility," as defined in the Federal Power Act, as amended, or (iii) an "investment company" or an "affiliated person" thereof or an "affiliated person" of any such "affiliated person," as such terms are defined in the Investment Company Act of 1940, as amended.

          3.20. Offering of the Notes, the GS Shares and the Preferred Stock. (a) It is not necessary in connection with the offer, sale and delivery of the Notes, the GS Shares and the Preferred Stock to the Investors to register the Notes, the GS Shares or the Preferred Stock under the Securities Act. Until such time as the exchange notes are issued pursuant to the Exchange and Registration Rights Agreement or the Notes or exchange notes are otherwise registered pursuant to an effective registration statement under the Securities Act, it is not necessary to qualify an indenture relating to the Notes or exchange notes under the TIA.

          (b) The Company has not, directly or indirectly, offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Notes, the GS Shares or the Preferred Stock and require any of the Notes, the GS Shares or the Preferred Stock to be registered under the Securities Act. None of the Company, its Affiliates or any person acting on its or any of their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Notes, the GS Shares and the Preferred Stock. With respect to any Notes, GS Shares or Preferred Stock, if any, sold in reliance upon the exemption afforded by Regulation S: (i) none of the Company, its Affiliates or any person acting on its or their behalf has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company and its Affiliates and any Person acting on its or their behalf has complied and will comply with the offering restrictions set forth in Regulation S.

          (c) The Notes are eligible for resale pursuant to Rule 144A and will not, as of the date hereof, be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated interdealer quotation system.

          3.21. Existing Indebtedness; Future Liens. (a) Schedule 3.21 sets forth a complete and correct list of all outstanding Indebtedness of the Company and each of the Subsidiaries as of the date hereof. Neither the Company nor any of the Subsidiaries has defaulted and no waiver of default is currently in effect, in the payment of any principal or interest on any such Indebtedness and no event or condition exists with respect to any such Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. Neither the Company nor any of the Subsidiaries has received any notice from any Person declaring or threatening to declare any Indebtedness owed by the Company or any of the Subsidiaries to such Person due and payable prior to the stated maturity of such Indebtedness or before its regularly scheduled dates of payment.

          (b) Neither the Company nor any of the Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property or assets, whether now owned or hereafter acquired, to be subject to any Encumbrances (other than Permitted Encumbrances).

          3.22. Solvency. The Company is not, and after giving effect to the issuance and sale of the Notes, the GS Shares and the Preferred Stock and the application of the proceeds therefrom will not be, insolvent within the meaning of Title 11 of the United States Code or any comparable state law provision.

          3.23. Section 203 of the DGCL; Takeover Statute. The Board of Directors has taken all action necessary to cause the restrictions contained in Section 203 of the DGCL to be inapplicable to the transactions contemplated by this Agreement or the other Transaction Documents and to approve the Investors becoming "interested stockholders" (as defined in such Section), whether by way of the transactions contemplated by this Agreement or the other Transaction Documents, conversion of the Preferred Stock or any other future transaction. The execution, delivery and performance of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not cause to be applicable to the Company any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws.

          3.24. Year 2000. To the knowledge of the Company, the software, computers and other hardware and systems used by the Company and each of the Subsidiaries will (i) accurately process date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing date output and performing calculations on dates or portions of dates; (ii) function accurately and without interruption before, during and after January 1, 2000 without any change in operations associated with the advent of the new century; (iii) respond to two digit year date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner; and (iv) store and provide output of date information in ways that are unambiguous as to century. The Company and each of the Subsidiaries have contacted their principal vendors and suppliers and other Persons with whom the Company or any of the Subsidiaries has material business relationships, and each of such vendors, suppliers and other Persons have notified the Company or the applicable Subsidiary that its software, computers and other hardware and systems are Year 2000 compliant in all material respects to the extent affecting the Company or any of the Subsidiaries. The ability of such vendors, suppliers and other Persons to identify and resolve their own Year 2000 issues could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          3.25. Margin Regulations. No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221), or for the purpose of buying or carrying or trading in any securities. Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and the Subsidiaries and the Company has no present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in Regulation U.

          3.26. Disclosure. Neither this Agreement nor any other Transaction Document, nor any schedule or exhibit hereto or thereto, nor any certificate furnished to the Investors by or on behalf of the Company in connection with the transactions contemplated hereby and thereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. The financial forecasts furnished by the Company to the Investors have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company and the Subsidiaries.


                                 ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

          Each of the Investors, severally and not jointly, hereby represents and warrants to the Company, as of the date hereof and as of the Second Closing Date (to the extent the Second Closing is consummated), as follows:

          4.1. Acquisition for Investment. Such Investor is acquiring the Notes, the GS Shares and the Preferred Stock for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

          4.2. Restricted Securities. Such Investor understands that (i) the Notes, the GS Shares and the Preferred Stock will not be registered under the Securities Act or any state securities laws by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the Notes, the GS Shares, the Preferred Stock and the Conversion Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

          4.3. Accredited Investor. Such Investor is an "accredited investor" (as defined in Rule 501(a) under the Securities Act).

          4.4. Sufficient Funds. Such Investor will have available sufficient funds to pay its obligations under this Agreement on the date any such obligation is due.


                                 ARTICLE V

                                 COVENANTS

          5.1. Conduct of Business by the Company Pending the Second Closing. The Company covenants and agrees that, between the date hereof and the earlier of the Second Closing Date and the Second Closing Termination Date, unless the Investors otherwise agree in writing, the Company shall, and shall cause each of the Subsidiaries to, (a) conduct its business only in the ordinary course and consistent with past practice; (b) use reasonable best efforts to preserve and maintain its assets and properties and its relationships with its customers, suppliers, advertisers, distributors, agents, officers and employees and other Persons with which it has significant business relationships; (c) use reasonable best efforts to maintain all of the material assets it owns or uses in the ordinary course of business consistent with past practice; (d) use reasonable best efforts to preserve the goodwill and ongoing operations of its business;
(e) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice; (f) perform and comply in all material respects with its Commitments; and (g) comply in all material respects with applicable Laws. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.1, between the date hereof and the earlier of the Second Closing Date and the Second Closing Termination Date, the Company shall not, and shall cause each of the Subsidiaries not to, do any of the following without the prior written consent of the Investors:

                    (i) change any method of accounting or accounting practice used by the Company or any Subsidiary, other than such changes required by GAAP;

                    (ii) other than in connection with the transactions contemplated hereby, repurchase, redeem or otherwise acquire or exchange any share of Common Stock or other equity interests; except for issuances of Common Stock pursuant to the exercise of options to purchase Common Stock or pursuant to existing Commitments outstanding on the date hereof, in each case listed on Schedule 3.3, and except as contemplated by this Agreement and pursuant to acquisitions permitted pursuant to Sections 3.7 and 3.13 of the Notes, issue or sell any additional shares of the capital stock of, or other equity interests in, the Company or any of the Subsidiaries, or securities convertible into or exchangeable for such shares or other equity interests, or issue or grant any subscription rights, options, warrants or other rights of any character relating to shares of such capital stock, such other equity interests or such securities;

                    (iii) amend the Company's certificate of incorporation or by-laws, except with respect to the filing of the Certificate of Designation, or amend any Subsidiary's charter or by-laws or other organizational documents in any material respect;

                    (iv) make any change in the Company's or any Subsidiary's Tax accounting methods, any new election with respect to Taxes or any modification or revocation of any existing election with respect to Taxes or settle or otherwise dispose of any Tax audit, dispute, or other Tax proceeding;

                    (v) take any action that is reasonably likely to result in any of the representations and warranties set forth in Article III becoming false or inaccurate in any material respect as of the Second Closing Date; or

                    (vi) agree to take any of the actions restricted by this Section 5.1.

          5.2. No Solicitation. Between the date hereof and the earlier of the Second Closing and the Second Closing Termination Date, other than in connection with the transactions contemplated hereby, neither the Company nor any of the Subsidiaries shall solicit, propose or facilitate (including by way of providing information regarding the Company or any of the Subsidiaries or their respective businesses to any Person), directly or indirectly, any inquiries, discussions, offers or proposals for, continue or enter into negotiations looking toward, or enter into or consummate any Commitment or understanding in connection with any offer or proposal regarding, any purchase or other acquisition of all or any material portion of the Company and the Subsidiaries taken as a whole, the business or assets of the Company and the Subsidiaries taken as a whole, any debt financing (other than pursuant to Section 5.3 hereof), or any of the capital stock of or equity interests in (whether newly issued or currently outstanding) the Company or any of the Subsidiaries (other than with respect to proposed acquisitions by the Company of businesses for which the Company would use its capital stock as consideration as permitted by Sections 3.7 and 3.13 of the Notes), or any merger, business combination or recapitalization involving the Company or any of the material Subsidiaries or their respective businesses; and the Company shall cause the Subsidiaries and the Affiliates, officers, directors, employees, representatives and agents of the Company and the Subsidiaries (collectively, "Company Affiliates") to refrain from engaging in any of the above activities that the Company is restricted from engaging in. The Company agrees to promptly inform the Investors of the identity of any Person making any inquiry, offer or proposal, and the nature and terms of any such inquiry, offer or proposal, and to keep the Investors promptly and fully informed as to the status thereof. The Company shall be liable to the Investors for any breach of the covenants set forth in this Section 5.2 by any Company Affiliate.

          5.3. Bank Financing. Prior to the Second Closing, the Company shall obtain additional senior debt financing under the Credit Agreement or another facility syndicated or privately placed by a bank or its affiliates in an amount not less than $65 million, on terms reasonably satisfactory to the Investors taking into account current market conditions (the "Additional Financing"). The Investors shall use their reasonable best efforts to assist and cooperate with the Company in its efforts to obtain the Additional Financing; provided, however, that any such assistance and cooperation by the Investors shall not, in any case, require the Investors to waive or modify any of their rights under any of the Transaction Documents and shall not require the expenditure of any funds by the Investors.

          5.4. Press Releases; Interim Public Filings. Subject to Section 9.2, the Company shall deliver to the Investors complete and correct copies of all press releases and public filings made between the date hereof and the earlier of the Second Closing and the Second Closing Termination Date. The Company shall not disclose the name or identity of any of the Investors as an investor in the Company in any press release or other public announcement or in any document or material filed with any Governmental Entity without the prior written consent of such Investor, unless such disclosure is required by applicable Law, in which case prior to making such disclosure the Company shall give written notice to such Investor, describing in reasonable detail the proposed content of such disclosure, shall permit such Investor to review and comment upon the form and substance of such disclosure and shall take such comments into account in making such disclosure.

          5.5. HSR Act. Each of the Investors and the Company shall cooperate with the other in making filings under the HSR Act and shall use its best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement to occur at the Second Closing, including using its reasonable best efforts to resolve such objections, if any, as the Antitrust Division of the Department of Justice or the Federal Trade Commission or state antitrust enforcement or other Governmental Entities may assert under antitrust Laws with respect to the transactions contemplated hereby. In the event an action is instituted by any Person challenging the transactions contemplated hereby as violative of the antitrust laws, the Investors and the Company shall use their reasonable best efforts to resist or resolve such action.

          5.6. Proxy Statement; Stockholders Meeting. The Company shall hold the Stockholders Meeting as soon as practicable after the date hereof for the purpose of acting upon this Agreement and the transactions to be consummated at the Second Closing to the extent requiring stockholder approval, including, without limitation, the issuance and sale of the Preferred Stock to the Investors; provided, however, that the Company shall adjourn the Stockholders Meeting from time to time until all of the conditions set forth in Article VI (other than the condition set forth in Section 6.1(c) and other than those conditions that by their nature are to be satisfied at the Second Closing) are satisfied or waived, such that the Stockholders Meeting shall take place on the same day as the Second Closing in accordance with Section 2.5. The Company shall recommend that its stockholders approve this Agreement and the transactions contemplated hereby requiring such stockholder approval. The Company and the Investors shall cooperate in the preparation of the Proxy Statement to be mailed to the Company's stockholders in connection with the solicitation of such approval and shall use their reasonable best efforts to take, or cause to be taken, all actions necessary to prepare the Proxy Statement, file the Proxy Statement with the SEC and respond to any comments it may have, and distribute the Proxy Statement to the Company's stockholders as expeditiously as practicable; provided, that the Company shall file the Proxy Statement with the SEC no later than January 31, 2000. The Company shall give the Investors a reasonable opportunity to review and comment on the Proxy Statement and related communications with stockholders of the Company, and the Investors shall have the right to consent to any descriptions of or references to (i) the Investors or any of their Affiliates, and (ii) the Transaction Documents and the other agreements executed concurrently therewith and the transactions contemplated thereby in the Proxy Statement or such communications, which consent shall not be unreasonably withheld or delayed.

          5.7. Consents; Approvals. The Company shall use its reasonable best efforts to obtain all consents, waivers, exemptions, approvals, authorizations or orders (collectively, "Consents") (including, without limitation (i) Consents required to avoid any breach, violation, default, encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration set forth on
Schedule 3.9 or required to be set forth thereon, (ii) all Consents pursuant to the Company's or any of the Subsidiaries' financing documents, including without limitation, all indentures and credit agreements of the Company or any of the Subsidiaries, and (iii) all United States and foreign governmental and regulatory rulings and approvals), and the Company shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies), required or desirable in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, in each case as promptly as practicable but in any event prior the Second Closing if permitted to be filed prior thereto; provided, however, no payment (other than filing fees related to the matters contemplated hereby and except as set forth on Schedule 6.2(h)) or other accommodation shall be made by the Company in connection with obtaining any of the foregoing without the Investors' prior written consent. The Company also shall use its reasonable best efforts to obtain all necessary state securities laws or blue sky permits and approvals required to consummate the transactions contemplated by the Second Purchase and shall furnish all information as may be reasonably requested in connection with any such action.

          5.8. Listing. The Company shall use its best efforts to cause the Common Stock to continue to be listed on NASDAQ during the term of this Agreement and for so long as any Notes, Preferred Stock, GS Shares or Conversion Shares are outstanding. Prior to the Second Closing, the Company shall prepare and submit to NASDAQ a listing application covering the Conversion Shares and shall obtain approval for the listing of such Conversion Shares, subject to official notice of issuance. Promptly after the Second Closing Termination Date, the Company shall prepare and submit to NASDAQ a listing application covering the GS Shares and shall obtain approval for the listing of such GS Shares, subject to official notice of issuance.

          5.9. Board Representation. (a) From January 20, 2000 and for so long as the Investors and their Affiliates own at least $5,500,000 in aggregate principal amount of the Notes, GSCP shall have the right to designate, at all times and from time to time, one director of the Company (which director shall also serve on the Executive Committee of the Board of Directors) (individuals designated pursuant to this paragraph, together with the Initial Noteholder Designee, the "Noteholder Designees"). GSCP shall cause the Noteholder Designee to resign from the Executive Committee of the Board of Directors on the Second Closing Termination Date.

          (b) From the Second Closing Date and for so long as the Investors and their Affiliates collectively beneficially own a number of shares of Common Stock (assuming conversion at such time of the Preferred Stock held by the Investors and their Affiliates) that is not less than (i) 66 2/3% of the number of shares of Common Stock beneficially owned (assuming conversion at such time of the Preferred Stock held by the Investors and their Affiliates) by them immediately after the Second Closing (as such number may be adjusted for stock splits, reverse stock splits, dividends paid in Common Stock, reclassifications of the Common Stock, and other similar events), GSCP shall have the right to designate, at all times and from time to time, three directors of the Company; (ii) 33 1/3% of the number of shares of Common Stock beneficially owned (assuming conversion at such time of the Preferred Stock held by the Investors and their Affiliates) by them immediately after the Second Closing (as such number may be adjusted for stock splits, reverse stock splits, dividends paid in Common Stock, reclassifications of the Common Stock, and other similar events), GSCP shall have the right to designate, at all times and from time to time, two directors of the Company; and (iii) 10.0% of the number of shares of Common Stock beneficially owned (assuming conversion at such time of the Preferred Stock held by the Investors and their Affiliates) by them immediately after the Second Closing (as such number may be adjusted for stock splits, reverse stock splits, dividends paid in Common Stock, reclassifications of the Common Stock, and other similar events), GSCP shall have the right to designate, at all times and from time to time, one director of the Company (individuals designated pursuant to this paragraph, the "Preferred Designees", and together with the Noteholder Designees, the "Investor Designees") The Initial Preferred Designees elected pursuant to paragraph (c) below and the Initial Noteholder Designee elected prior to the Initial Closing shall be the initial Preferred Designees.

          (c) Prior to the Second Closing, each of the Company and the Board of Directors shall take such action as may be necessary (including seeking any necessary vote or approval of any stockholder of the Company, taking any action necessary to expand the size of the Board of Directors, or causing any existing director to resign in order to make room for the Initial Preferred Designees) to cause the Initial Preferred Designees to be elected to the Board of Directors.

          (d) GSCP and the Company agree that one Preferred Designee shall have the right to sit on the Executive Committee of the Board of Directors.

          (e) If requested by GSCP, the Company will use its reasonable best efforts (in accordance with the certificate of incorporation and by-laws of the Company and the DGCL) to cause the removal any Investor Designee (in accordance with the certificate of incorporation and by-laws of the Company and the DGCL). Any vacancy among the Investor Designees caused by removal or by the death, retirement or resignation of any Investor Designee shall be filled by a Person designated by GSCP, and the Company agrees to take any such action as is necessary, in accordance with the certificate of incorporation and by-laws of the Company and the DGCL, to cause such designee to be appointed or elected to the Board of Directors. In the event that the term of any director who at such time is an Investor Designee is to expire, then in connection with any meeting of the Company's stockholders at which a successor to such director is to be elected, the Company shall nominate an Investor Designee designated by GSCP and shall recommend that stockholders vote in favor of such individual's election to the Board of Directors in any proxy statement, information statement or other communication to stockholders issued or disseminated by the Company. In the event of any vacancy among the Investor Designees, the Board of Directors shall not take any action not approved by the remaining Investor Designee(s) (or by the Investors if there be no remaining Investor Designee) during the period from the time GSCP informs the Company of a designee to fill any such vacancy to the time such designee is duly appointed or elected to the Board of Directors. Whenever the number of directors that GSCP has the right to designate is reduced in accordance with paragraphs (a) and (b) above, GSCP will cause the appropriate number of Investor Designee(s) to tender their resignation(s) from the Board of Directors.

          (f) After the date hereof, without the prior written consent of GSCP, the Board of Directors (i) shall not consist of more than eight members so long as the Investors and their Affiliates own any Notes and
(ii) shall not consist of more than ten members so long as the Investors and their Affiliates beneficially own at least 10.0% of the number of shares of Common Stock beneficially owned (assuming conversion at such time of the Preferred Stock held by the Investors and their Affiliates) by them immediately after the Second Closing (as such number may be adjusted for stock splits, reverse stock splits, dividends paid in Common Stock, reclassifications of the Common Stock, and other similar events).

          (g) The rights set forth in this Section 5.9 are intended to satisfy the requirement of contractual management rights for purposes of qualifying GSCP's interests in the Company as venture capital investments for purposes of the Department of Labor's "plan assets" regulations, and in the event such rights are not satisfactory for such purpose as to GSCP, the Company and the Investors shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulations.

          5.10. Certificate of Designation. The Preferred Stock shall have the terms, designations, powers, preferences and relative participation, optional and other special rights, qualifications, limitations and restrictions set forth in the form of the Certificate of Designation attached hereto as Exhibit 5.10. The Company shall, prior to or concurrently with the Second Closing, cause the Certificate of Designation to be filed with the Secretary of State of the State of Delaware.

          5.11. Cooperation. The Investors and the Company agree to use their reasonable best efforts to take, or cause to be taken, as promptly as practicable all such further actions as shall be necessary to make effective and consummate the transactions contemplated by the Second Purchase and the other transactions contemplated hereby.

          5.12. Access to Property; Records. Between the date hereof and the earlier of the Second Closing and the Second Closing Termination Date, the Company shall give the Investors and their Affiliates, officers, employees, directors, attorneys, accountants, investment bankers, agents and representatives reasonable access upon reasonable advance notice to the assets, properties, offices and other facilities, Commitments, accounting books, legal documents and other business and financial records (including all interim financial statements) of the Company, and to the outside auditors of the Company and their work papers relating to the Company and the Subsidiaries. The parties hereto agree that no investigation by the Investors or its representatives shall affect or limit the scope of the representations and warranties of the Company contained in this Agreement or in any other Transaction Document delivered pursuant hereto or limit the Liability for breach of any such representation or warranty. Each Investor agrees to hold all information obtained pursuant to this Section 5.12 confidential pursuant to the letter agreement, dated October 18, 1999, between the Company and Goldman, Sachs & Co. (the "Confidentiality Agreement").

          5.13. Incentive Stock Options. (a) At the Initial Closing, the Company shall cause to be granted options to acquire 660,000 shares of Common Stock, at a per share exercise price equal to the Market Value as of such date, in such amounts and to such persons as are reasonably determined by the Board of Directors after consultation with the Investors. Such options shall be "incentive stock options" within the meaning of Section 422 of the Code to the extent possible (and shall otherwise be non-qualified stock options) and shall be evidenced by award agreements which contain customary terms and conditions reasonably acceptable to the Investors.

          (b) At the Second Closing, the Company shall cause to be granted options to acquire 1,540,000 shares of Common Stock at a per share exercise price equal to the Market Value as of such date, in such amounts and to such persons as are reasonably determined by the Board of Directors after consultation with the Investors. Such options shall be "incentive stock options" within the meaning of Section 422 of the Code to the extent possible (and shall otherwise be non-qualified stock options) and shall be evidenced by award agreements which contain customary terms and conditions reasonably acceptable to the Investors.

          5.14. Notice of Breach. From the date hereof through the earlier of the Second Closing and the Second Closing Termination Date, as promptly as practicable, and in any event not later than five business days after senior management of the Company becomes aware thereof, the Company shall provide the Investors with written notice of (a) any representation or warranty of the Company contained in this Agreement or any other Transaction Document being untrue or inaccurate in any material respect at any time from the date hereof to the earlier of the Second Closing and the Second Closing Termination Date, or (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company under this Agreement or any other Transaction Document; provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available to the Investors, or modify in any way any disclosure made in this Agreement or any other Transaction Document or the schedules hereto or thereto as of the date hereof.

          5.15. Transfer Taxes. The Company shall be responsible for any Liability with respect to any transfer, stamp or similar Taxes that may be payable in connection with the execution, delivery and performance of this Agreement including, without limitation, any such Taxes with respect to the issuance of the Notes, the GS Shares, the Preferred Stock or the Conversion Shares.

          5.16. Rule 144; Integration. (a) So long as any Notes, GS Shares, Preferred Stock or Conversion Shares are outstanding, the Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and after the Second Closing, shall take such further action as the Investors may reasonably request, all to the extent required to enable the Investors to sell any of the foregoing securities pursuant to and in accordance with Rule 144. Such action shall include, but not be limited to, making available adequate current public information meeting the requirements of paragraph (c) of Rule 144. During the period of two years following the Initial Closing, the Company shall not, and shall not permit any of its Affiliates to, resell any of the Notes which constitute "restricted securities" under Rule 144 that have been reacquired by any of them.

               (b) The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Securities Act of the sale of Notes to the Investors or any Affiliate of the Investors.

               (c) From the date hereof until December 31, 2000, the Company shall not offer for sale, sell, contract to sell, loan or pledge or otherwise dispose of, directly or indirectly, or file a registration statement for, or announce any offer, sale, contract for sale of or other disposition of any debt securities (or securities convertible into or exercisable or exchangeable into debt securities) issued or guaranteed by the Company without the prior written consent of the Investors.

          5.17. Transfer Restrictions; Resale of Notes. The Investors will not, prior to the 90th day following the Second Closing Termination Date, sell, transfer, assign, convey, gift, mortgage, pledge, encumber, hypothecate, or otherwise dispose of, directly or indirectly, ("Transfer") any of the Notes except for Transfers between and among the Investors and their Affiliates.

          5.18. Preemptive Rights. (a) From the Second Closing Date and for so long as the Investors collectively beneficially own (assuming conversion of all shares of Preferred Stock into Common Stock) not less than 10.0% of the total number of shares of Common Stock outstanding from time to time, in the event the Company proposes to issue any capital stock of any kind (including any Common Stock, preferred stock, warrants, options or securities or units comprising securities convertible into or exchangeable for Common Stock or preferred stock or rights to acquire the same) of the Company, other than (1) pursuant to an employee or non-management director stock option plan, stock bonus plan, stock purchase plan or other management equity program or plan, (2) pursuant to any merger, share exchange or acquisition pursuant to which shares of Common Stock are exchanged for, or issued upon cancellation or conversion of, equity securities of an entity engaged primarily in, or to acquire assets primarily for use in, the business conducted by the Company and the Subsidiaries or a business reasonably related to the business conducted by the Company and the Subsidiaries, or (3) securities issuable upon exercise of previously issued warrants, options or other rights to acquire capital stock or upon conversion of previously issued securities convertible into capital stock, then the Company shall:

                    (i) deliver to the Investors written notice setting forth in reasonable detail (1) the terms and provisions of the securities proposed to be issued (the "Proposed Securities"); (2) the price and other terms of the proposed sale of such securities; (3) the amount of such securities proposed to be issued; and (4) such other information as the Investors may reasonably request in order to evaluate the proposed issuance; and

                    (ii) offer to issue to the Investors in the aggregate a portion of the Proposed Securities equal to a percentage determined by dividing (x) the number of shares of Common Stock beneficially owned by the Purchasers (assuming conversion of all shares of Preferred Stock into Common Stock, by (y) the total number of shares of Common Stock then outstanding.

The Investors must exercise the purchase rights hereunder within ten business days after receipt of such notice from the Company.

          (b) Upon the expiration of the offering period described above, or if the Investors shall default in paying for or purchasing the Proposed Securities on the terms offered by the Company, the Company shall thereafter be free to sell such Proposed Securities that the Investors have not elected to purchase during the ninety days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Investors. Any Proposed Securities offered or sold by the Company after such 90 day period must be reoffered to the Investor pursuant to this Section 5.18.

          (c) The election by the Investors not to exercise preemptive rights under this Section 5.18 in any one instance shall not affect their rights (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving the Investors the rights described in this
Section 5.18 shall be void and of no force and effect, and the Company shall not register such sale or issuance on the books and records of the Company.

          5.19 Standstill Agreement. (a) During the period commencing on the date hereof and ending on the earlier of (i) the expiration of the Standstill Period or (ii) the date these provisions terminate as provided herein, except as (x) contemplated by this Agreement or any other Transaction Document or (y) specifically approved in writing in advance by the Company, the Investors shall not, and shall cause any Affiliates controlled by them to not, in any manner, directly or indirectly:

                    (A) acquire, or offer or agree to acquire, or become the beneficial owner of or obtain any rights in respect of any capital stock of the Company in an amount in excess of the Grandfathered Amount, except for the Conversion Shares or otherwise as permitted pursuant to this Agreement or any other Transaction Document, provided, however, that the foregoing limitation shall not prohibit the acquisition of securities of the Company or any of its successors issued as dividends or as a result of stock splits and similar reclassifications or received in a merger or other business combination in respect of Preferred Shares or Shares held by the Investors or any of their Affiliates at the time of such dividend, split or reclassification or merger or business combination; or

                    (B) solicit proxies or consents or become a "participant" in a "solicitation" (as such terms are defined or used in Regulation 14A under the Exchange Act) of proxies or consents with respect to any voting securities of the Company or any of its successors or initiate or become a participant in any stockholder proposal or "election contest" (as such term is defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company or any of its successors or induce others to initiate the same (except for activities undertaken by the Investors or the Investor Designees in connection with solicitations by the Board of Directors).

          (b) The standstill provisions set forth herein shall terminate on the earliest of (i) the last day of the Standstill Period, (ii) the occurrence of any breach by the Company in any material respect of any covenant or agreement contained in this Agreement or in any other Transaction Document, (iii) the filing of a voluntary bankruptcy petition by the Company or on the 60th day following the filing of an involuntary bankruptcy petition against the Company if such petition is not discharged with prejudice during such 60-day period, (iv) the occurrence of a change in control (as defined in the Certificate of Designation) of the Company or
(v) the occurrence of a Third Party Proposal.

          (c) For purposes of this Agreement, a Third Party Proposal shall mean and occur if any Person (other than the Investors or their Affiliates) makes a bona fide offer for all or substantially all of the Company's outstanding equity securities or assets.

          (d) Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, nothing shall prohibit the Investors from making an offer to the Board of Directors to purchase all or substantially all of the Company's outstanding equity securities or assets.

          5.20. Actions Requiring Investor Approval. So long as at the Investors and their Affiliates beneficially own at least one-third of the shares of Preferred Stock issued at the Second Closing, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the consent of GSCP:

               (a) authorize a consolidation with or merger with or into, or conveyance, transfer or lease of all or substantially all assets as an entirety to, any Person;

               (b) authorize a liquidation, dissolution, recapitalization or reorganization;

               (c) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization for a purchase price greater than $20 million;

               (d) create, incur, assume or suffer to exist any Indebtedness after the date hereof if such additional Indebtedness would cause the ratio of (i) Total Debt (less Restricted Cash) to (ii)
Consolidated EBITDA for the period of four consecutive quarters of the Company ending on, or most recently preceding, the date of determination, to be greater than 4.5 to 1.00;

               (e) enter into any business, either directly or through any subsidiary or joint venture or similar arrangement, except for those businesses in which the Company and its Subsidiaries, taken as whole, are engaged on the date hereof or which are reasonably related, incidental, or ancillary thereto; or

               (f) authorize, adopt or approve an amendment to the certificate of incorporation or by-laws of the Company, each as in effect as of the Second Closing.

          5.21. Dividends. The Company agrees that it shall pay cash dividends on the Preferred Stock on a current basis so long as it is not precluded from doing so under its debt instruments or Delaware law. In furtherance thereof, the Company agrees to use its best efforts to pay such dividends, including, without limitation, using its best efforts to refrain from entering into any agreements which would preclude such payments, to seek a waiver under any agreements which would prevent such payments at any time and to take whatever actions are necessary, including revaluing assets, to create surplus for the purpose of paying such dividends.

          5.22. Use of Proceeds. The proceeds from the sale of the Notes, the GS Shares and the Preferred Stock shall be used for general corporate purposes as shall be determined by the Board of Directors.


                                 ARTICLE VI

                                 CONDITIONS

          6.1. Conditions to Obligations of the Investors and the Company. The respective obligations of the Investors and the Company to consummate the Second Purchase shall be subject to the satisfaction or waiver at or prior to the Second Closing of each of the following conditions:

               (a) no statute, rule or regulation or order of any Governmental Entity court or administrative agency shall be in effect that prohibits the consummation of the transactions to be consummated at the Second Closing;

               (b) any waiting period (and any extension thereof) under the HSR Act applicable to the transactions to be consummated at the Second Closing shall have expired or been terminated; and

               (c) the issuance of the Preferred Stock to the Investors in connection with the Second Purchase shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with applicable NASDAQ rules and the Company's certificate of incorporation and by-laws.

          6.2. Conditions to Obligations of the Investors. The obligation of the Investors to consummate the Second Purchase shall be subject to the satisfaction or waiver at or prior to the Second Closing of each of the following conditions:

               (a) each of the representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding for this purpose all references in such representations and warranties to any materiality, Material Adverse Effect, Knowledge or similar qualifications) when made and as of the Second Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date), except for failures to be true and correct which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

               (b) the Company in all material respects shall have performed, satisfied and complied with each of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at the Second Closing, disregarding for this purpose all references in such covenants and agreements to any materiality or similar qualifications;

               (c) the Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware and shall be in full force and effect;

               (d) the Conversion Shares shall have been duly authorized and reserved for issuance and approved for listing on NASDAQ, subject to official notice of issuance;

               (e) the Company shall have obtained the Additional
     Financing;

               (f) the Board of Directors shall consist of ten directors, three of whom shall be the Preferred Designees, effective as of the Second Closing;

               (g) there shall not have occurred after December 31, 1998 any change or development or series of changes or developments (including without limitation as a result of any change in the Law) which has resulted in or could reasonably be expected to result individually or in the aggregate in a Material Adverse Effect;

               (h) the Consents set forth on Schedule 6.2(h) shall have been obtained or made by the Company, without any payment or other accommodation having been or being made by the Company or any of the Subsidiaries (except for the payment set forth on Schedule 6.2(h)); and

               (i) the Company shall have made the deliveries set forth in
     Section 2.6(a) hereof.

          6.3. Conditions to Obligations of the Company. The obligation of the Company to consummate the Second Purchase shall be subject to the satisfaction or waiver at or prior to the Second Closing of each of the following conditions:

               (a) each of the representations and warranties of the Investors contained in this Agreement shall be true and correct (disregarding for this purpose all references in such representations and warranties to any materiality, material adverse effect, knowledge or similar qualifications) when made and as of the Second Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date), except for failures to be true and correct which individually or in the aggregate would not reasonably be expected to have a material adverse effect on the ability of the Investors to fulfill its obligations hereunder;

               (b) the Investors in all material respects shall have performed, satisfied and complied with each of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at the Second Closing, disregarding for this purpose all references in such covenants and agreements to any materiality or similar qualifications; and

               (c) the Investors shall have made the deliveries set forth in Section 2.6(b) hereof.


                                ARTICLE VII

                                TERMINATION

          7.1. Termination. The obligations of the parties to consummate the Second Closing may be terminated at any time prior to the Second Closing, notwithstanding approval thereof by the stockholders of the
Company:

               (a) by mutual written consent of the Company and the Investors at any time prior to the Second Closing; or

               (b) by either the Investors or the Company if the Second Closing shall not have been consummated by May 15, 2000; or

               (c) by either the Investors or the Company if a Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

               (d) by the Investors or the Company, (i) if any representation or warranty of the other set forth in this Agreement or in any other Transaction Document shall be untrue in any material respect when made, or (ii) upon a breach in any material respect of any covenant or agreement on the part of the other set forth in this Agreement or in any other Transaction Document (either (i) or (ii) above being a "Terminating Breach"); provided, that, if such Terminating Breach is curable within ten business days after notice of a party's intent to terminate this Agreement, through the exercise of reasonable efforts, and for so long as the other party continues to exercise such reasonable efforts during such ten business day cure period, the termination shall be effective immediately following notice and such ten business day cure period and only if the Terminating Breach is not cured as of such time; or

               (e) by the Investors if an "Event of Default" under the Notes shall have occurred and be continuing; or

               (f) by either the Company or the Investors in the event that the stockholders of the Company fail to approve the transactions described in Section 5.6 at the Stockholders Meeting; or

               (g) by the Investors if the Company shall not have complied in all respects with the covenants set forth in Section 5.9(a).

          Any party exercising its right to terminate under this Section
7.1 shall exercise such right by delivery of written notice to the other party in accordance with Section 9.7 hereof. The date of any termination of the obligations of the parties to consummate the Second Closing pursuant to this Section 7.1 is referred to herein as the "Second Closing Termination Date".

          7.2. Effect of Termination. In the event of any termination of the obligations to consummate the Second Closing pursuant to Section 7.1, all obligations and agreements of the parties contained in this Agreement or in any other Transaction Document that relate to the Second Closing shall forthwith become void and there shall be no Liability on the part of any party hereto relative to such obligations and agreements, provided that nothing contained in this Agreement shall relieve any party from Liability for any breach of this Agreement or any other Transaction Document occurring prior to any such termination.


                                ARTICLE VIII

                         SURVIVAL; CERTAIN REMEDIES

          8.1. Survival. The representations and warranties of the parties contained in this Agreement or in any of the other Transaction Documents shall expire on the later of (i) the one year anniversary of the Initial Closing if the parties' obligations to consummate the Second Closing are terminated under Section 7.1 or (ii) the one year anniversary of the Second Closing, except that the representations and warranties set forth in
Section 3.11 shall survive until 30 days after the expiration of the applicable statute of limitations (including any extensions thereof) and the representations and warranties set forth in Sections 3.2 and 3.3 shall survive indefinitely. After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty shall be of no further force and effect unless a party has asserted a claim in accordance with this Article VIII for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this Article VIII. The covenants and agreements of the parties contained in this Agreement or in any of the other Transaction Documents shall survive until performed in accordance with their terms without limitation as to time.

          8.2 Indemnification for the Benefit of the Company. Each Investor agrees, from and after the date hereof, to indemnify the Company and its Affiliates and agents, and the officers, directors, employees, successors, transferees and assigns of each of them (each, a "Company Indemnified Party") against and hold them harmless from and against all Losses incurred by any of them based upon, resulting from or arising out of (i) the breach of any representation or warranty of such Investor contained in this Agreement or any of the other Transaction Documents or (ii) the breach of or failure to perform any covenant or agreement of such Investor contained in this Agreement or any of the other Transaction Documents.

          8.3 Indemnification by the Company. The Company agrees, subject to Section 8.1, from and after the date hereof, to indemnify the Investors and their respective Affiliates and agents and the officers, directors, employees, members, successors, transferees and assigns of each of them (each, an "Investor Indemnified Party") against and hold them harmless from and against all Losses incurred by any of them based upon, resulting from or arising out of (i) the breach of any representation or warranty of the Company contained in this Agreement or any of the other Transaction Documents, or (ii) the breach of or failure to perform any covenant or agreement of the Company contained in this Agreement or any of the other Transaction Documents.

          8.4 Materiality. Except for the representation and warranty contained in the penultimate sentence of Section 3.4, the Material Adverse Effect and other materiality (or correlative meaning) qualifications included in the representations, warranties, covenants and agreements contained herein or in any of the other Transaction Documents shall have no effect on any provisions in this Article VIII concerning the indemnities of the Company or the Investors with respect to such representations, warranties, covenants and agreements, each of which representations, warranties, covenants and agreements shall be read as though there were no Material Adverse Effect or other materiality qualification for purposes of such indemnities.

          8.5 Indemnification Procedures. (a) An Investor Indemnified Party or a Company Indemnified Party, as the case may be (for purposes of this Section 8.5, an "Indemnified Party"), shall give the indemnifying party under Section 8.2 or 8.3, as applicable (for purposes of this Section 8.5, an "Indemnifying Party"), prompt written notice (the "Indemnification Claim Notice") of any third party claim for which it will seek indemnification hereunder; provided that failure of the Indemnified Party to give the Indemnifying Party prompt written notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent that the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right to assume, through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, the defense of any third party claim which is the subject of indemnification hereunder at its own expense. If the Indemnifying Party elects to assume the defense of any such claim, the Indemnified Party may participate with its own counsel in such defense, but in such case the fees and expenses of counsel to the Indemnified Party shall be paid by the Indemnified Party. The Indemnified Party shall, upon reasonable notice, provide the Indemnifying Party with access to its records and personnel relating to any such claim during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party elects to direct the defense of any such claim, the Indemnified Party shall not pay, or permit to be paid, any part of such claim unless the Indemnifying Party consents in writing to such payment (which consent shall not be unreasonably withheld) or unless the Indemnifying Party withdraws from or fails to maintain the defense of such claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for indemnification; provided that, if the third party claimant is prepared to settle its claim by payment to it of a specified amount and, notwithstanding the request of the Indemnified Party for consent to the proposed settlement, the Indemnifying Party does not consent thereto, then the Indemnifying Party shall indemnify the Indemnified Party separately for the difference, if any, between the specified amount of the proposed settlement and the amount which is finally adjudicated to be the amount of the Liability to the third party. No settlement in respect of any third-party claim may be effected by the Indemnifying Party without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party shall fail to undertake any such defense (or shall fail upon request to advise the Indemnified Party in writing that it will undertake such defense) within 30 days of receipt of the Indemnification Claim Notice, or subsequently withdraws from or fails to maintain the defense of such claim, the Indemnified Party shall have the right to undertake the defense or settlement thereof at the Indemnifying Party's expense. If the Indemnified Party assumes the defense of any such claim pursuant to this Section 8.5 it may conduct such defense (including entering into any settlement) as it reasonably deems appropriate.

               (b) Notwithstanding the foregoing, with respect to any claim that the Indemnifying Party is defending, the Indemnified Party shall have the right to retain separate counsel to represent it and the Indemnifying Party shall pay the fees and expenses of such separate counsel if there are conflicts that make it reasonably necessary for separate counsel to represent the Indemnified Party and the Indemnifying Party.

               (c) The parties agree to treat any indemnification payments made by the Company pursuant to this Agreement for Tax purposes as adjustments to the purchase price of the Notes and the GS Shares or the Preferred Stock, as the case may be.

          8.6 Duplication. Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement; provided, however, that subject to there being no duplication of recovery, the Indemnified Party shall be entitled to recover to the maximum extent provided in this Agreement (by way of example, if any Indemnified Party's entitlement to indemnification is both by reason for a breach of a representation and warranty to which the one year survival period of Section 8.1 applies and by reason of a breach of a representation and warranty to which such survival period does not apply, the Indemnified Party shall be entitled to indemnification without regard to such one year survival period.)

          8.7 Subordination. The Investors agree that the indemnification obligations of the Company pursuant to this Article VIII are hereby made subordinate and subject in right of payment to the prior payment in full of the Designated Senior Indebtedness in the same manner as the Notes are subordinated to the Senior Indebtedness pursuant to the subordination provisions of the Notes. The provisions of this Section 8.7 shall not be amended or modified without the prior written consent of the Required Lenders.

                                 ARTICLE IX

                               MISCELLANEOUS

          9.1. Fees and Expenses. At the Initial Closing and at the Second Closing or the Second Closing Termination Date, as applicable, the Company shall reimburse the Investors in cash for their fees and expenses incurred as of the date hereof or the Second Closing (to the extent not previously reimbursed by the Company) as the case may be, in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (including, without limitation, the fees and disbursements of its attorneys, accountants, consultants and other advisors) (collectively, "Investor Expenses"); provided, however, that the amount of Investor Expenses in respect of which the Investors shall be reimbursed hereunder shall not exceed $700,000 in the aggregate.

          9.2. Public Announcements. The Investors and the Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and neither shall issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by Law or the rules and regulations of NASDAQ, if it has used reasonable efforts to consult with the other party prior thereto.

          9.3. Restrictive Legends. None of the Notes, the Preferred Stock, the GS Shares or the Conversion Shares may be transferred without registration under the Securities Act and applicable state securities laws unless counsel to the Company shall advise the Company that such transfer may be effected without such registration. Each Note or certificate representing any of the foregoing shall bear legends in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS [NOTE] [CERTIFICATE] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAW, OR (II) ANY EXEMPTION FROM REGISTRATION UNDER SUCH ACT, OR APPLICABLE STATE SECURITIES LAW, RELATING TO THE DISPOSITION OF SECURITIES, INCLUDING RULE 144.

          9.4. Further Assurances. At any time or from time to time after the Initial Closing, the Company, on the one hand, and the Investors, on the other hand, agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby or by the other Transaction Documents and to otherwise carry out the intent of the parties hereunder or thereunder.

          9.5. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Company and the Investors and their respective successors, permitted assigns, heirs and personal representatives of the Company and the Investors, provided that the Company may not assign its rights or obligations under this Agreement to any Person without the prior written consent of the Investors, and provided further that no Investor may assign its rights or obligations under this Agreement to any Person (other than an Affiliate of such Investor) without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. In addition, and whether or not any express assignment has been made, the provisions of this Agreement that are for the Investors' benefit as purchasers or holders of Notes, Preferred Stock, the GS Shares or the Conversion Shares are also for the benefit of, and enforceable by, any subsequent holder of such Notes, Preferred Stock, GS Shares or Conversion Shares.

          9.6. Entire Agreement. This Agreement and the other Transaction Documents and the Confidentiality Agreement contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

          9.7. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

               (i)    if to the Company, to:

                      ProMedCo Management Company
                      801 Cherry Street, Suite 1450
                      Fort Worth, Texas 76102
                      Facsimile:  (817) 335-8321
                      Attention:  Mr. Robert Smith
                                  Chief Financial Officer

                      with a copy to (which shall not constitute notice):

                      Dyer, Ellis & Joseph
                      600 New Hampshire, NW
                      Washington, DC 20037
                      Telecopy:  (202) 944-3068
                      Attention:  Michael Joseph, Esq.

               (ii)   if to the Investors, to:

                      GS Capital Partners III, L.P.
                      c/o Goldman, Sachs & Co.
                      85 Broad Street
                      New York, New York  10004
                      Telecopy:  (212) 357-5505
                      Attention:  Mr. Sanjeev Mehra
                      Attention:  Ben Adler, Esq.

                      with copies to (which shall not constitute notice):

                      Fried, Frank, Harris, Shriver & Jacobson
                      One New York Plaza
                      New York, New York  10004
                      Telecopy:  (212) 859-8587
                      Attention:  Robert C. Schwenkel, Esq.

          All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice).

          9.8. Amendments. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, in a writing executed and delivered by the Company and the Investors. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          9.9. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          9.10. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

          9.11. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

          9.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

          9.13. Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Litigation arising out of or relating to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (and agrees not to commence any Litigation relating hereto or thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

          9.14. WAIVER OF JURY TRIAL. THE COMPANY AND THE INVESTORS HEREBY WAIVE ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

          9.15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                    PROMEDCO MANAGEMENT COMPANY


                                    By: /s/ Robert D. Smith
                                       -------------------------
                                       Name:  Robert D. Smith
                                       Title: Chief Financial Officer



GS CAPITAL PARTNERS III, L.P.
                                       $11,891,152.84  Notes
By:  GS ADVISORS III, L.P.
     its general partner                   928,994     GS Shares

By:  GS ADVISORS III, INC.,                408,757     shares of Preferred Stock
     its general partner

     By: /s/ Katherine L. Nissenbaun
        ----------------------------
        Name:  Katherine L. Nissenbaun
        Title: Vice President


GS CAPITAL PARTNERS III
OFFSHORE, L.P.

By:  GS ADVISORS III (CAYMAN), L.P.    $3,269,010.03  Notes
     its general partner
                                          255,391     GS Shares
By:  GS ADVISORS III, INC.,
     its general partner                  112,372     shares of Preferred Stock

     By: /s/ Katherine L. Nissenbaun
        ----------------------------
        Name:  Katherine L. Nissenbaun
        Title: Vice President

GOLDMAN, SACHS & CO.
   VERWALTUNGS GMBH

By: /s/ Joseph H. Gleberman            $548,955.04   Notes
    /s/ Katherine L. Nissenbaun
   ----------------------------          42,888      GS Shares
   Name:  Joseph H. Gleberman
   Title: Managing Director              18,871       shares of Preferred Stock
   Name:  Katherine L. Nissenbaun
   Title: Registered Agent


STONE STREET FUND 2000, LLC


By: /s/ Katherine L. Nissenbaun       $290,909.09   Notes
   --------------------------
   Name:  Katherine L. Nissenbaun       22,727      GS Shares
   Title: Vice President
                                        10,000      shares of Preferred Stock